Exhibit 11.1


                                                INTERMET CORPORATION
                                      Computation of Earnings Per Common Share

                                                     Three months ended             Six months ended
                                                   June 30,       June 30,       June 30,       June 30,
                                                     1997           1996           1997           1996
                                                 ----------------------------------------------------------
                                                    (in thousands of dollars, except per share amounts)
Net income                                             $11,136        $10,814        $22,086        $19,624

Weighted average number of shares outstanding           25,221         25,089         25,198         25,071

Add dilutive effect of outstanding warrants and
 options                                                   371            486            442            412
                                                 ----------------------------------------------------------
Weighted average number of shares and
equivalent shares outstanding                           25,592         25,575         25,640         25,483
                                                 ----------------------------------------------------------
Income per share                                       $  0.44        $  0.42        $  0.86        $  0.77
                                                 ==========================================================

The fully diluted earnings per share calculation has not been presented as the resulting income per share does not differ from the above.